Exhibit 4.2

THIRD AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT

THIS THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (this “Agreement”), is made as of the 2nd day of August, 2023, by and among ADARx Pharmaceuticals, Inc., a Delaware corporation (the “Company”) and each of the investors listed on Schedule A hereto, each of which is referred to in this Agreement as an “Investor”.

RECITALS

WHEREAS, certain of the Investors (the “Existing Investors”) hold shares of the Company’s Series A Preferred Stock, par value $0.0001 per share (“Series A Preferred Stock”),shares of the Company’s Series B Preferred Stock, par value $0.0001 per share (“Series B Preferred Stock”), and shares of the Company’s Series B-1 Preferred Stock, par value $0.0001 per share (“Series B-1 Preferred Stock”) and possess registration rights, information rights, rights of first offer, and other rights pursuant to that certain Second Amended and Restated Investors’ Rights Agreement dated January 19, 2023, by and among the Company and such Existing Investors (the “Prior Agreement”);

WHEREAS, the Existing Investors are holders of at least sixty percent (60%) of the Registrable Securities (as defined in the Prior Agreement), and desire to amend and restate the Prior Agreement in its entirety and to accept the rights created pursuant to this Agreement in lieu of the rights granted to them under the Prior Agreement; and

WHEREAS, certain of the Investors are parties to that certain Series C Preferred Stock Purchase Agreement of even date herewith by and among the Company and such Investors (the “Purchase Agreement”), under which certain of the Company’s and such Investors’ obligations are conditioned upon the execution and delivery of this Agreement by such Investors and such Existing Investors.

NOW, THEREFORE, the Company and the Existing Investors hereby agree that the Prior Agreement is hereby amended and restated in its entirety by this Agreement, and the parties to this Agreement further agree as follows:

1. Definitions. For purposes of this Agreement:

1.1 “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including without limitation, any general partner, managing member, officer, director, manager or trustee of such Person, or any private equity, venture capital or other investment fund or mutual fund, or registered investment company now or hereafter existing that is controlled by one (1) or more general partners, managing members or investment adviser (or subadviser or affiliate adviser) of, or shares the same management company or investment adviser (or subadviser or affiliate adviser) of with, such Person.

1.2 “BCLS” means BCLS Fund III Investments, LP.

1.3 “Board of Directors” means the board of directors of the Company.

1.4 “Certificate of Incorporation” means the Company’s Fourth Amended and Restated Certificate of Incorporation, as amended and/or restated from time to time.

1.5 “Common Stock” means shares of the Company’s common stock, par value $0.0001 per share.

1.6 “Competitor” means a Person engaged, directly or indirectly (including through any partnership, limited liability company, corporation, joint venture or similar arrangement (whether now existing or formed hereafter)), in mRNA editing, inhibition and degradation, but shall not include any Investment Fund (as defined below).

1.7 “Damages” means any loss, damage, claim or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, claim or liability (or any action in respect thereof) arises out of or is based upon: (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.

1.8 “Derivative Securities” means any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Common Stock, including options and warrants.

1.9 “Direct Listing” means the initial listing of the Common Stock (or other equity securities of the Company) on the Nasdaq Stock Market, the New York Stock Exchange or another nationally recognized exchange or marketplace in the United States approved by the Board of Directors by means of an effective registration statement filed by the Company with the SEC, without a related underwritten offering of such Common Stock (or other equity securities).

1.10 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.11 “Excluded Registration” means (i) a registration relating to the sale or grant of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, equity incentive or similar plan; (ii) a registration relating to an SEC Rule 145 transaction; (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or (iv) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered.

1.12 “FOIA Party” means a Person that, in the reasonable determination of the Board of Directors, may be subject to, and thereby required to disclose non-public information furnished by or relating to the Company under, the Freedom of Information Act, 5 U.S.C. 552 (“FOIA”), any state public records access law, any state or other jurisdiction’s laws similar in intent or effect to FOIA, or any other similar statutory or regulatory requirement.

1.13 “Form S-1” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.

1.14 “Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits forward incorporation of substantial information by reference to other documents filed by the Company with the SEC.

1.15 “GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

1.16 “Holder” means any holder of Registrable Securities who is a party to this Agreement.

1.17 “Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, life partner or similar statutorily-recognized domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships of a natural person referred to herein.

1.18 “Initiating Holders” means, collectively, Holders who properly initiate a registration request under this Agreement.

1.19 “IPO” means the Company’s first underwritten public offering of its Common Stock under the Securities Act.

1.20 “Major Investor” means any Investor that, individually or together with such Investor’s Affiliates, holds at least 2,000,000 shares of Registrable Securities (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the date hereof), provided, that, the Board of Directors has not reasonably determined that such Investor is a Competitor.

1.21 “New Securities” means, collectively, equity securities of the Company, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities.

1.22 “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

1.23 “Preferred Director” means any director of the Company that the holders of record of a series of Preferred Stock are entitled to elect, exclusively and as a separate class, pursuant to the Certificate of Incorporation.

1.24 “Preferred Stock” means, collectively, shares of Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock and Series C Preferred Stock.

1.25 “Registrable Securities” means (i) the Common Stock issuable or issued upon conversion of the Preferred Stock; (ii) any Common Stock, or any Common Stock issued or issuable (directly or indirectly) upon conversion and/or exercise of any other securities of the Company, acquired by the Investors after the date hereof; and (iii) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clauses (i) and (ii) above; excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant to Subsection 6.1, and excluding for purposes of Section 2 any shares for which registration rights have terminated pursuant to Subsection 2.13 of this Agreement.

1.26 “Registrable Securities then outstanding” means the number of shares determined by adding the number of shares of outstanding Common Stock that are Registrable Securities and the number of shares of Common Stock issuable (directly or indirectly) pursuant to then exercisable and/or convertible securities that are Registrable Securities.

1.27 “Restricted Securities” means the securities of the Company required to be notated with the legend set forth in Subsection 2.12(b) hereof.

1.28 “SEC” means the Securities and Exchange Commission.

1.29 “SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

1.30 “SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.

1.31 “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.32 “Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except for the fees and disbursements of the Selling Holder Counsel borne and paid by the Company as provided in Subsection 2.6.

1.33 “Series C Preferred Stock” means shares of the Company’s Series C Preferred Stock, par value $0.0001 per share.

1.34 “SPAC Transaction” means a transaction or series of related transactions by merger, consolidation, share exchange or otherwise of the Company with a publicly-traded “special purpose acquisition company” or its subsidiary (collectively, a “SPAC”), in which the common stock or share capital of the Company are exchanged for the common stock or share capital of the SPAC or its successor entity that will be listed on the Nasdaq Stock Market, the New York Stock Exchange or another nationally recognized exchange or marketplace in the United States approved by the Board of Directors following the consummation of such transaction or transactions.

1.35 “TCGX” means TCG Crossover Fund I, L.P..

1.36 “T. Rowe Price” means T. Rowe Price Associates, Inc. and any successor registered investment advisor or sub-advisor to the T. Rowe Price Investors.

1.37 “T. Rowe Price Investors” shall mean the Investors that are advisory or subadvisory clients of T. Rowe Price with respect to holding shares of the Company. For the sake of clarity, as of the date hereof, the T. Rowe Price Investors are indicated on Schedule A hereto.

2. Registration Rights. The Company covenants and agrees as follows:

2.1 Demand Registration.

(a) Form S-1 Demand. If at any time after the earlier of (i) five (5) years after the date of this Agreement or (ii) one hundred eighty (180) days after the effective date of the registration statement for the IPO or Direct Listing or consummation of a SPAC Transaction, the Company receives a request from Holders of at least thirty percent (30%) of the Registrable Securities then outstanding that the Company file a Form S-1 registration statement with respect to at least forty percent (40%) of the Registrable Securities then outstanding covering the registration of Registrable Securities with an anticipated aggregate offering price, net of Selling Expenses, in excess of $15 million, then the Company shall (x) within ten (10) days after the date such request is given, give notice thereof (the “Demand Notice”) to all Holders other than the Initiating Holders; and (y) as soon as practicable, and in any event within sixty (60) days after the date such request is given by the Initiating Holders, file a Form S-1 registration statement under the Securities Act covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Subsections 2.1(c) and 2.3.

(b) Form S-3 Demand. If at any time when it is eligible to use a Form S-3 registration statement, the Company receives a request from Holders of Registrable Securities that the Company file a Form S-3 registration statement with respect to outstanding Registrable Securities of such Holders having an anticipated aggregate offering price, net of Selling Expenses, of at least $5 million, then the Company shall (i) within ten (10) days after the date such request is given, give a Demand Notice to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event within forty-five (45) days after the date such request is given by the Initiating Holders, file a Form S-3 registration statement under the Securities Act covering all Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Subsections 2.1(c) and 2.3.

(c) Notwithstanding the foregoing obligations, if the Company furnishes to Holders requesting a registration pursuant to this Subsection 2.1 a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Board of Directors it would be materially detrimental to the Company and its stockholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company shall have the right to defer taking action with respect to such filing, and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly, for a period of not more than one hundred twenty (120) days after the request of the Initiating Holders is given; provided, however, that the Company may not invoke this right more than once in any twelve (12) month period; and provided further that the Company shall not register any securities for its own account or that of any other stockholder during such one hundred twenty (120) day period other than an Excluded Registration.

(d) The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Subsection 2.1(a) (i) during the period that is sixty (60) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is one hundred eighty (180) days after the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; (ii) after the Company has effected one registration pursuant to Subsection 2.1(a); or (iii) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Subsection 2.1(b). The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Subsection 2.1(b) (i) during the period that is thirty (30) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is ninety (90) days after the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or (ii) if the Company has effected two registrations pursuant to Subsection 2.1(b) within the twelve (12) month period immediately preceding the date of such request. A registration shall not be counted as “effected” for purposes of this Subsection 2.1(d) until such time as the applicable registration statement has been declared effective by the SEC, unless the Initiating Holders withdraw their request for such registration, elect not to pay the registration expenses therefor, and forfeit their right to one demand registration statement pursuant to Subsection 2.6, in which case such withdrawn registration statement shall be counted as “effected” for purposes of this Subsection 2.1(d); provided, that if such withdrawal is during a period the Company has deferred taking action pursuant to Subsection 2.1(c), then the Initiating Holders may withdraw their request for registration and such registration will not be counted as “effected” for purposes of this Subsection 2.1(d).

2.2 Company Registration. If the Company proposes to register (including, for this purpose, a registration effected by the Company for stockholders other than the Holders) any of its securities under the Securities Act in connection with the public offering of such securities solely for cash (other than in an Excluded Registration), the Company shall, at such time, promptly give each Holder notice of such registration. Upon the request of each Holder given within twenty (20) days after such notice is given by the Company, the Company shall, subject to the provisions of Subsection 2.3, cause to be registered all of the Registrable Securities that each such Holder has requested to be included in such registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Subsection 2.2 before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration. The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Subsection 2.6.

2.3 Underwriting Requirements.

(a) If, pursuant to Subsection 2.1, the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Subsection 2.1, and the Company shall include such information in the Demand Notice. The underwriter(s) will be selected by the Board of Directors and shall be reasonably acceptable to a majority in interest of the Initiating Holders. In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Subsection 2.4(e)) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting; provided, however, that no Holder (or any of their assignees) shall be required to make any representations, warranties or indemnities except as they relate to such Holder’s ownership of shares and authority to enter into the underwriting agreement and to such Holder’s intended method of distribution, and the liability of such Holder shall be several and not joint, and limited to an amount equal to the net proceeds from the offering received by such Holder. Notwithstanding any other provision of this Subsection 2.3, if the underwriter(s) advise(s) the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities that otherwise would be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be allocated among such Holders of Registrable Securities, including the Initiating Holders, in proportion (as nearly as practicable) to the number of Registrable Securities owned by each Holder or in such other proportion as shall mutually be agreed to by all such selling Holders; provided, however, that the number of Registrable Securities held by the Holders to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest one hundred (100) shares.

(b) In connection with any offering involving an underwriting of shares of the Company’s capital stock pursuant to Subsection 2.2, the Company shall not be required to include any of the Holders’ Registrable Securities in such underwriting unless the Holders accept the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by the Company. If the total number of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering. If the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated among the selling Holders in proportion (as nearly as practicable) to the number of Registrable Securities owned by each selling Holder or in such other proportions as shall mutually be agreed to by all such selling Holders. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest one hundred (100) shares. Notwithstanding the foregoing, in no event shall (i) the number of Registrable Securities included in the offering be reduced unless all other securities (other than securities to be sold by the Company) are first entirely excluded from the offering, or (ii) the number of Registrable Securities included in the offering be reduced below thirty percent (30%) of the total number of securities included in such offering, unless such offering is the IPO, in which case the selling Holders may be excluded further if the underwriters make the determination described above and no other stockholder’s securities are included in such offering. For purposes of the provision in this Subsection 2.3(b) concerning apportionment, for any selling Holder that is a partnership, limited liability company, or corporation, the partners, members, retired partners, retired members, stockholders, and Affiliates of such Holder, or the estates and Immediate Family Members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate number of Registrable Securities owned by all Persons included in such “selling Holder,” as defined in this sentence.

(c) For purposes of Subsection 2.1, a registration shall not be counted as “effected” if, as a result of an exercise of the underwriter’s cutback provisions in Subsection 2.3(a), fewer than fifty percent (50%) of the total number of Registrable Securities that Holders have requested to be included in such registration statement are actually included.

2.4 Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective and keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such one hundred twenty (120) day period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of Common Stock (or other securities) of the Company, from selling any securities included in such registration, and (ii) in the case of any registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such one hundred twenty (120) day period shall be extended for up to one hundred and eighty (180) days, if necessary, to keep the registration statement effective until all such Registrable Securities are sold;

(b) prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;

(c) furnish to the selling Holders such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the Holders may reasonably request in order to facilitate their disposition of their Registrable Securities;

(d) use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Holders; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;

(f) use its commercially reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;

(g) provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(h) promptly make available for inspection by the selling Holders, any underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

(i) notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed; and

(j) after such registration statement becomes effective, notify each selling Holder of any request by the SEC that the Company amend or supplement such registration statement or prospectus.

In addition, the Company shall ensure that, at all times after any registration statement covering a public offering of securities of the Company under the Securities Act shall have become effective, its insider trading policy shall provide that the Company’s directors may implement a trading program under Rule 10b5-1 of the Exchange Act.

2.5 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder’s Registrable Securities.

2.6 Expenses of Registration. All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to Section 2, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company; and the reasonable fees and disbursements, not to exceed $50,000 for all registrations, of one counsel for the selling Holders selected by Holders of a majority of the Registrable Securities to be registered (“Selling Holder Counsel”), shall be borne and paid by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Subsection 2.1 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all selling Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one registration pursuant to Subsections 2.1(a) or 2.1(b), as the case may be; provided further that if, at the time of such withdrawal, the Holders shall have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information then the Holders shall not be required to pay any of such expenses and shall not forfeit their right to one registration pursuant to Subsections 2.1(a) or 2.1(b). All Selling Expenses relating to Registrable Securities registered pursuant to this Section 2 (other than fees and disbursements of counsel to any Holder, other than the Selling Holder Counsel, which shall be borne solely by the Holder engaging such counsel) shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered on their behalf.

2.7 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.8 Indemnification. If any Registrable Securities are included in a registration statement under this Section 2:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each selling Holder, and the partners, members, officers, directors, and stockholders of each such selling Holder; legal counsel and accountants for each such selling Holder; any underwriter (as defined in the Securities Act) for each such selling Holder; and each Person, if any, who controls such selling Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, and the Company will pay to each such selling Holder, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Subsection 2.8(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such selling Holder, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration.

(b) To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), any other Holder selling securities in such registration statement, and any controlling Person of any such underwriter or other Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder expressly for use in connection with such registration; and each such selling Holder will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Subsection 2.8(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further that in no event shall the aggregate amounts payable by any Holder by way of indemnity or contribution under Subsections 2.8(b) and 2.8(d) exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of the fraud or willful misconduct by such Holder.

(c) Promptly after receipt by an indemnified party under this Subsection 2.8 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Subsection 2.8, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action. The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Subsection 2.8, to the extent that such failure materially prejudices the indemnifying party’s ability to defend such action. The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Subsection 2.8.

(d) To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either: (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Subsection 2.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Subsection 2.8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Subsection 2.8, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case (x) no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder’s liability pursuant to this Subsection 2.8(d), when combined with the amounts paid or payable by such Holder pursuant to Subsection 2.8(b), exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of willful misconduct or fraud by such Holder.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control; provided, however, that any matter expressly provided for or addressed by the foregoing provisions that is not expressly provided for or addressed by the underwriting agreement shall be controlled by the foregoing provisions.

(f) Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Subsection 2.8 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2, and otherwise shall survive the termination of this Agreement or any provisions of this Agreement.

2.9 Reports Under Exchange Act. With a view to making available to the Holders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company shall:

(a) make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the registration statement filed by the Company for the IPO or Direct Listing or consummation of a SPAC Transaction;

(b) use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and

(c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the registration statement filed by the Company for the IPO or Direct Listing), the Securities Act, and the Exchange Act (at any time after the Company has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies); and (ii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form S-3 (at any time after the Company so qualifies to use such form).

2.10 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of at least a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that would (i) provide to such holder or prospective holder the right to include securities in any registration on other than a subordinate basis after all Holders have had the opportunity to include in the registration and offering all shares of Registrable Securities that they wish to so include; or (ii) allow such holder or prospective holder to initiate a demand for registration of any securities held by such holder or prospective holder; provided that this limitation shall not apply to Registrable Securities acquired by any additional Investor that becomes a party to this Agreement in accordance with Subsection 6.9.

2.11 “Market Stand-off” Agreement. Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter(s), during the period commencing on the date of the final prospectus relating to the IPO or the consummation of the SPAC Transaction, and ending on the date specified by the Company and the managing underwriter(s) (such period not to exceed one hundred eighty (180) days) (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock held immediately before the effective date of the registration statement for the IPO or the consummation of the SPAC Transaction or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise. The foregoing provisions of this Section 2.11 shall not apply to: (a) distributions to current partners, members or stockholders of a Holder or to the transfer of any shares owned by a Holder in the Company to its Affiliates or any of the Holder’s stockholders, members, partners or other equity holders; provided that the Affiliate, stockholder, member, partner or other equity holder of the Holder agrees to be bound in writing by the restrictions set forth herein, (b) transactions or announcements relating to: (1) securities acquired in the IPO or (2) securities acquired in open market transactions from and after the IPO, (c) the sale of any shares to an underwriter pursuant to an underwriting agreement, (d) the establishment of a trading plan pursuant to Rule 10b5-1 promulgated pursuant to the Exchange Act, provided that such plan does not permit transfers during the restricted period, or (e) the transfer of any shares to any trust for the direct or indirect benefit of the Holder or the immediate family of the Holder; provided that in the case of clause (e), the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that in the case of clauses (a) or (e), any such transfer shall not involve a disposition for value, and in each case shall be applicable to the Holders only if all officers and directors of the Company and all stockholders (together with their Affiliates) individually owning one percent (1%) or more of the Company’s outstanding Common Stock (after giving effect to conversion into Common Stock of all outstanding Preferred Stock) are subject to the same restrictions. The underwriters in connection with such registration are intended third-party beneficiaries of this Subsection 2.11 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Subsection 2.11 or that are necessary to give further effect thereto. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply pro rata to all Company stockholders that are subject to such agreements, based on the number of shares subject to such agreements.

2.12 Restrictions on Transfer.

(a) The Preferred Stock and the Registrable Securities shall not be sold, pledged, or otherwise transferred, and the Company shall not recognize and shall issue stop-transfer instructions to its transfer agent with respect to any such sale, pledge, or transfer, except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act. A transferring Holder will cause any proposed purchaser, pledgee, or transferee of the Preferred Stock and the Registrable Securities held by such Holder to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement. Notwithstanding the foregoing, the Company shall not require any transferee of shares pursuant to an effective registration statement or, following the IPO, SEC Rule 144, in each case, to be bound by the terms of this Agreement.

(b) Each certificate, instrument, or book entry representing (i) the Preferred Stock, (ii) the Registrable Securities, and (iii) any other securities issued in respect of the securities referenced in clauses (i) and (ii), upon any stock split, stock dividend, recapitalization, merger, consolidation, or similar event, shall (unless otherwise permitted by the provisions of Subsection 2.12(c)) be notated with a legend substantially in the following form:

THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.

THE SECURITIES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

The Holders consent to the Company making a notation in its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer set forth in this Subsection 2.12.

(c) The holder of such Restricted Securities, by acceptance of ownership thereof, agrees to comply in all respects with the provisions of this Section 2. Before any proposed sale, pledge, or transfer of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transaction, the Holder thereof shall give notice to the Company of such Holder’s intention to effect such sale, pledge, or transfer. Each such notice shall describe the manner and circumstances of the proposed sale, pledge, or transfer in sufficient detail and, if reasonably requested by the Company, shall be accompanied at such Holder’s expense by either (i) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transaction may be effected without registration under the Securities Act; (ii) a “no action” letter from the SEC to the effect that the proposed sale, pledge, or transfer of such Restricted Securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (iii) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed sale, pledge, or transfer of the Restricted Securities may be effected without registration under the Securities Act, whereupon the Holder of such Restricted Securities shall be entitled to sell, pledge, or transfer such Restricted Securities in accordance with the terms of the notice given by the Holder to the Company. The Company will not require such a notice, legal opinion or “no action” letter (x) in any transaction in compliance with SEC Rule 144; or (y) in any transaction in which such Holder distributes Restricted Securities to an Affiliate of such Holder for no consideration; provided that each transferee agrees in writing to be subject to the terms of this Subsection 2.12. Each certificate, instrument, or book entry representing the Restricted Securities transferred as above provided shall be notated with, except if such transfer is made pursuant to SEC Rule 144, the appropriate restrictive legend set forth in Subsection 2.12(b), except that such certificate instrument, or book entry shall not be notated with such restrictive legend if, in the opinion of counsel for such Holder and the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act.

(d) Notwithstanding anything to the contrary contained herein, no Investor shall directly or indirectly sell, transfer or assign shares of Preferred Stock and/or Registrable Securities to any Competitor of the Company without the prior written consent of the Company (which consent may be given or withheld, or made subject to such conditions as are determined by the Company, in its sole and absolute discretion); provided, however, that any third party to whom an Investor proposes to sell, transfer or assign its shares (including any financial investment firm or collective investment vehicle) that holds less than five percent (5%) of the outstanding equity of any Competitor (both in terms of voting power and economic participation right) shall not be deemed a Competitor for purposes of this Subsection 2.12 (any such third party, a “Proposed Transferee”); provided, further, that for the avoidance of doubt, to the extent the transferring, selling or assigning Investor (each, a “Transferring Investor”) has any right to designate a director of the Company (the “Board Designation Right”) pursuant to the Transaction Agreements (as defined in the Purchase Agreement) and such transfer, sale or assignment will cause such Transferring Investor to cease to hold the requisite number of shares of the Company’s capital stock as set forth in the Voting Agreement (as defined below) for purposes of such Board Designation Right, such Board Designation Right shall terminate and be of no further force or effect immediately upon the completion of such sale, transfer or assignment and neither the Transferring Investor nor the Proposed Transferee shall be entitled to the Board Designation Right following such termination.

(e) Any transfer of Preferred Stock and/or Registrable Securities by an Investor in compliance with this Agreement shall be deemed to be in compliance with Sections 37 and 38 of the Company’s bylaws currently in effect (as may be amended and/or restated from time to time, the “Bylaws”)) in all respects without any further actions required by the transferring Investor. To the extent necessary, the Company hereby irrevocably and unconditionally consents to any such transfer and hereby waives any right of first offer in the Bylaws applicable to such transfer. In the event of any conflict between this Subsection 2.12 and Sections 37 and 38 of the Bylaws, this Subsection 2.12 shall control in all respects.

2.13 Termination of Registration Rights. The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Subsections 2.1 or 2.2 shall terminate upon the earliest to occur of:

(a) the closing of a Deemed Liquidation Event (as defined in the Certificate of Incorporation);

(b) such time after consummation of the IPO as SEC Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such Holder’s shares without limitation during a three (3)-month period without registration;

(c) the fifth (5th) anniversary of the IPO, the Direct Listing or the consummation of the SPAC Transaction.

3. Information and Observer Rights.

3.1 Delivery of Financial Statements. The Company shall deliver to each Major Investor, provided that the Board of Directors has not reasonably determined that such Major Investor is a Competitor:

(a) as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company starting with fiscal year 2023, (i) an audited balance sheet as of the end of such year, (ii) audited statements of income and of cash flows for such year, and (iii) an audited statement of stockholders’ equity as of the end of such year;

(b) as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, unaudited statements of income and cash flows for such fiscal quarter, and an unaudited balance sheet and a statement of stockholders’ equity as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments; and (ii) not contain all notes thereto that may be required in accordance with GAAP);

(c) as soon as practicable, but in any event within forty-five (45) days after the end of each quarter of each fiscal year of the Company, a statement showing the number of shares of each class and series of capital stock and securities convertible into or exercisable for shares of capital stock outstanding at the end of the period, the Common Stock issuable upon conversion or exercise of any outstanding securities convertible or exercisable for Common Stock and the exchange ratio or exercise price applicable thereto, and the number of shares of issued stock options and stock options not yet issued but reserved for issuance, if any, all in sufficient detail as to permit the Major Investors to calculate their respective percentage equity ownership in the Company, and certified by the chief financial officer or chief executive officer of the Company as being true, complete, and correct;

(d) as soon as practicable, but in any event thirty (30) days before the end of each fiscal year, a budget and business plan for the next fiscal year, approved by the Board of Directors (including a majority of the Preferred Directors) and prepared on a monthly basis, including balance sheets, income statements, and statements of cash flow for such months and, promptly after prepared, any other budgets or revised budgets prepared by the Company; and

(e) such other information relating to the financial condition, business, prospects or corporate affairs of the Company as any Major Investor may reasonably request from time to time; provided, however, that the Company shall not be obligated under this Subsection 3.1 to provide information (i) that the Company reasonably determines in good faith to be a trade secret or highly confidential proprietary information; or (ii) the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

If, for any period, the Company has any subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Company and all such consolidated subsidiaries.

Notwithstanding anything else in this Subsection 3.1 to the contrary, the Company may cease providing the information set forth in this Subsection 3.1 during the period starting with the date sixty (60) days before the Company’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the SEC rules applicable to such registration statement and related offering; provided that the Company’s covenants under this Subsection 3.1 shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective.

3.2 Inspection. The Company shall permit each Major Investor (provided that the Board of Directors has not reasonably determined that such Major Investor is a Competitor), at such Major Investor’s expense, to visit and inspect the Company’s properties; examine its books of account and records; and discuss the Company’s affairs, finances, and accounts with its officers, during normal business hours of the Company as may be reasonably requested by such Major Investor; provided, however, that the Company shall not be obligated pursuant to this Subsection 3.2 to provide access to any information that it reasonably and in good faith considers to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Company) or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

3.3 Observer Rights. So long as SR One Capital Fund I Aggregator, LP (together with its Affiliates, “SR One”) is a Major Investor, the Company shall invite a representative of SR One to attend all meetings of the Board of Directors in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors; provided, however, that such representative shall agree to hold in confidence and trust all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude the representative of SR One from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets or a conflict of interest, or if SR One or its representative is a Competitor of the Company. The Company shall reimburse the observer designated by SR One for all reasonable out-of-pocket travel expenses incurred (consistent with the Company’s travel policy) in connection with attending meetings of the Board of Directors.

3.4 Termination of Information and Observer Rights. The covenants set forth in Subsections 3.1, 3.2 and 3.3 shall terminate and be of no further force or effect (a) immediately before the consummation of the IPO, the Direct Listing or the consummation of a SPAC Transaction, (b) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, or (c) upon the closing of a Deemed Liquidation Event (as defined in the Certificate of Incorporation), whichever event occurs first.

3.5 Confidentiality. Each Investor agrees that such Investor will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor or make decisions with respect to its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement (including notice of the Company’s intention to file a registration statement), unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Subsection 3.5 by such Investor), (b) is or has been independently developed or conceived by such Investor without use of the Company’s confidential information, or (c) is or has been made known or disclosed to such Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that an Investor may disclose confidential information (i) to its attorneys, accountants, consultants, registered investment adviser or sub-adviser (or any employee, representative, attorney, accountant or consultant of such person) and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company who have agreed to keep the confidential information confidential; (ii) to any prospective purchaser of any Registrable Securities from such Investor, if such prospective purchaser agrees to be bound by the provisions of this Subsection 3.5, provided that the Board of Directors has not reasonably determined that such prospective purchaser is a Competitor (provided, further, that a Proposed Transferee shall not be deemed a Competitor for purposes of this Subsection 3.5); (iii) to any existing or prospective Affiliate, partner, member, stockholder, or wholly owned subsidiary of such Investor or its Affiliates, in each case that is not an operating entity that competes against the Company, in the ordinary course of business, provided that such Investor informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; or (iv) as may otherwise be required by law, regulation, rule, court order or subpoena, provided that such Investor promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure; provided, however, that no such notice of disclosure shall be required in connection with any routine or periodic examination or similar process by any regulatory or self-regulatory body or authority not specifically directed at the Company.

4. Rights to Future Stock Issuances.

4.1 Right of First Offer. Subject to the terms and conditions of this Subsection 4.1 and applicable securities laws, if the Company proposes to offer or sell any New Securities, the Company shall first offer such New Securities to each Major Investor. A Major Investor shall be entitled to apportion the right of first offer hereby granted to it in such proportions as it deems appropriate, among (i) itself, (ii) its Affiliates and (iii) its beneficial interest holders, such as limited partners, members or any other Person having “beneficial ownership,” as such term is defined in Rule 13d-3 promulgated under the Exchange Act, of such Major Investor (“Investor Beneficial Owners”); provided that each such Affiliate or Investor Beneficial Owner (y) is not a Competitor or FOIA Party, unless such party’s purchase of New Securities is otherwise consented to by the Board of Directors and (z) agrees to enter into this Agreement and each of the Third Amended and Restated Voting Agreement (the “Voting Agreement”) and the Third Amended and Restated Right of First Refusal and Co-Sale Agreement of even date herewith among the Company, the Investors and the other parties named therein, as an “Investor” under each such agreement (provided that any FOIA Party shall not be entitled to any rights as a Major Investor under Subsections 3.1 and 3.2 hereof).

(a) The Company shall give notice (the “Offer Notice”) to each Major Investor, stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities.

(b) By notification to the Company within twenty (20) days after the Offer Notice is given, each Major Investor may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities which equals the proportion that the Common Stock then held by such Major Investor (including all shares of Common Stock then issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Preferred Stock and any other Derivative Securities then held by such Major Investor) bears to the total Common Stock of the Company then outstanding (assuming full conversion and/or exercise, as applicable, of all Preferred Stock and any other Derivative Securities then outstanding). At the expiration of such twenty (20) day period, the Company shall promptly notify each Major Investor that elects to purchase or acquire all the shares available to it (each, a “Fully Exercising Investor”) of any other Major Investor’s failure to do likewise. During the ten (10) day period commencing after the Company has given such notice, each Fully Exercising Investor may, by giving notice to the Company, elect to purchase or acquire, in addition to the number of shares specified above, up to that portion of the New Securities for which Major Investors were entitled to subscribe but that were not subscribed for by the Major Investors which is equal to the proportion that the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of Preferred Stock and any other Derivative Securities then held, by such Fully Exercising Investor bears to the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Preferred Stock and any other Derivative Securities then held, by all Fully Exercising Investors who wish to purchase such unsubscribed shares. The closing of any sale pursuant to this Subsection 4.1(b) shall occur within the later of one hundred and twenty (120) days of the date that the Offer Notice is given and the date of initial sale of New Securities pursuant to Subsection 4.1(c).

(c) If all New Securities referred to in the Offer Notice are not elected to be purchased or acquired as provided in Subsection 4.1(b), the Company may, during the ninety (90) day period following the expiration of the periods provided in Subsection 4.1(b), offer and sell the remaining unsubscribed portion of such New Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Major Investors in accordance with this Subsection 4.1.

(d) The right of first offer in this Subsection 4.1 shall not be applicable to (i) Exempted Securities (as defined in the Certificate of Incorporation); and (ii) shares of Common Stock issued in the IPO, Direct Listing or SPAC Transaction.

4.2 Termination. The covenants set forth in Subsection 4.1 shall terminate and be of no further force or effect (i) immediately before the consummation of the IPO, (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, or (iii) upon the closing of a Deemed Liquidation Event, whichever event occurs first.

5. Additional Covenants.

5.1 Committee on Foreign Investment in the United States (CFIUS). If and only if (i) CFIUS requests or requires that the Company or an Investor file a notice or declaration with CFIUS pursuant to the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”), with respect to an Investor’s investment in the Company (the “Covered Transaction”), or (ii) the Company in consultation with OrbiMed Israel Partners II, L.P., LAV Biosciences Fund V, L.P., LAV Fund VI, L.P., LAV Fund VI Opportunities, L.P., Mabtek Ltd., LYRA CAPITAL MANAGEMENT LIMITED, SR One and TCGX (each of the Investors described in (i) and (ii) a “Non-U.S. Investor”) determines in good faith that a filing with CFIUS with respect to the Covered Transaction is advisable or required by applicable law, then in either case, (i) or (ii) (either to constitute a “CFIUS Filing Requirement”): (x) the Company and such Investor shall, and shall cause any affiliates to, cooperate and promptly make a CFIUS filing in the requested, required or advisable form in accordance with the DPA; and (y) the Company and the Investor shall, and shall cause any affiliates to, use commercially reasonable efforts to obtain, as applicable, the CFIUS Satisfied Condition (as defined below). The “CFIUS Satisfied Condition” shall be achieved when (a) the Company and the Investor shall have received written notice from CFIUS stating that: (i) CFIUS has concluded that the Covered Transactions do not constitute a “covered transaction” subject to review under the DPA; or (ii) the assessment, review or investigation of the Covered Transactions under the DPA has concluded, and there are no unresolved national security concerns with respect to the Covered Transaction; (b) CFIUS has sent a report to the President of the United States requesting the President’s decision with respect to the Covered Transactions and either (i) the fifteen day period under the DPA subsequent to the President’s receipt of the CFIUS report during which the President may announce his decision to take action to suspend, prohibit or place any limitations on the Covered Transaction has expired without any such action being taken or (ii) the President of the United States has announced a decision not to take any action to suspend, prohibit or place any limitations on the Covered Transactions; or (c) CFIUS has provided written notice that it is not able to complete action under the DPA with respect to the Covered Transaction on the basis of a CFIUS declaration, but CFIUS has not requested that the Company and the Investor submit a CFIUS notice and has not initiated a unilateral CFIUS review. For the avoidance of doubt, a Non-U.S. Investor shall not have any obligation to accept or take any action, condition or restriction with respect to the Covered Transactions in order to achieve the CFIUS Satisfied Condition that would have a material adverse impact on the Company or that Non-U.S. Investor or the right of the Non-U.S. Investor to exercise control over the Company. The Company will not require a Non-U.S. Investor to participate in, and will not impose a penalty for, any subsequent closing if a necessary or advisable CFIUS filing has not yet concluded or such participation is prohibited by CFIUS.

5.2 Employee Agreements. The Company will cause each Person now or hereafter employed by it or by any subsidiary (or engaged by the Company or any subsidiary as a consultant/independent contractor) with access to confidential information and/or trade secrets to enter into an employee confidential information and invention assignment agreement or consulting agreement, as applicable.

5.3 Qualified Small Business Stock. The Company shall use commercially reasonable efforts to cause the shares of Series A Preferred Stock outstanding on the date hereof, as well as any shares into which such shares are converted, within the meaning of Section 1202(f)

of the Internal Revenue Code (the “Code”), to constitute “qualified small business stock” as defined in Section 1202(c) of the Code; provided, however, that such requirement shall not be applicable if the Board of Directors determines, in its good-faith business judgment, that such qualification is inconsistent with the best interests of the Company. The Company shall submit to its stockholders (including the Investors) and to the Internal Revenue Service any reports that may be required under Section 1202(d)(1)(C) of the Code and the regulations promulgated thereunder. In addition, within twenty (20) business days after a written request from an Investor holding shares of Series A Preferred Stock, the Company shall, at its option, either (i) deliver to such Investor a written statement indicating whether (and what portion of) such Investor’s interest in the Company constitutes “qualified small business stock” as defined in Section 1202(c) of the Code or (ii) deliver to such Investor such factual information in the Company’s possession as is reasonably necessary to enable such Investor to determine whether (and what portion of) such Investor’s interest in the Company constitutes “qualified small business stock” as defined in Section 1202(c) of the Code.

5.4 Employee Stock. Unless otherwise approved by the Board of Directors, including a majority of the Preferred Directors, all future employees and consultants of the Company who purchase, receive options to purchase, or receive awards of shares of the Company’s capital stock after the date hereof shall be required to execute restricted stock or option agreements, as applicable, providing for (i) vesting of shares over a four (4) year period, with the first twenty-five percent (25%) of such shares vesting following twelve (12) months of continued employment or service, and the remaining shares vesting in equal quarterly installments over the following thirty-six (36) months, and (ii) a market stand-off provision substantially similar to that in Subsection 2.11. Without the prior approval by the Board of Directors, including a majority of the Preferred Directors, the Company shall not amend, modify, terminate, waive or otherwise alter, in whole or in part, any stock purchase, stock restriction or option agreement with any existing employee or service provider if such amendment would cause it to be inconsistent with this Subsection 5.4.

5.5 Board Matters. Unless otherwise determined by the vote of a majority of the directors then in office, the Board of Directors shall meet at least quarterly in accordance with an agreed-upon schedule. The Company shall reimburse the nonemployee directors for all reasonable out-of-pocket travel expenses incurred (consistent with the Company’s travel policy) in connection with attending meetings of the Board of Directors.

5.6 Successor Indemnification. If the Company or any of its successors or assignees consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, then to the extent necessary, proper provision shall be made so that the successors and assignees of the Company assume the obligations of the Company with respect to indemnification of members of the Board of Directors as in effect immediately before such transaction, whether such obligations are contained in the Company’s Bylaws, the Certificate of Incorporation, or elsewhere, as the case may be.

5.7 Expenses of Counsel. In the event of a transaction which is a Sale of the Company (as defined in the Voting Agreement of even date herewith among the Investors, the Company and the other parties named therein), the reasonable fees and disbursements of one counsel for the Major Investors (“Investor Counsel”), in their capacities as stockholders, not to exceed $50,000 in the aggregate, shall be borne and paid by the Company upon the closing of the Sale of the Company. Upon the request of the Board of Directors of the Company, the Company shall share (and cause the Company’s counsel and investment bankers to share) such materials when distributed to any one (1) or more of the other parties to such transaction(s). In the event that Investor Counsel deems it appropriate, in its reasonable discretion, to enter into a joint defense (or common interest) agreement or other arrangement to enhance the ability of the parties to protect their communications and other reviewed materials under the attorney client privilege, the Company, if not advised otherwise by its counsel, shall, and shall direct its counsel to, execute and deliver to Investor Counsel and its clients such an agreement in form and substance reasonably acceptable to Investor Counsel and the Company’s counsel. In the event that one (1) or more of the other party or parties to such transactions require the clients of Investor Counsel to enter into a confidentiality agreement and/or joint defense (or common interest) agreement in order to receive such information, then the Company shall share whatever information can be shared without entry into such agreement and shall, at the same time, in good faith work promptly to enable Investor Counsel and its clients to negotiate and enter into the appropriate agreement(s) without undue burden to the clients of Investor Counsel or the Company.

5.8 Indemnification Matters. The Company hereby acknowledges that one (1) or more of the Preferred Directors nominated to serve on the Board of Directors by the Investors may have certain rights to indemnification, advancement of expenses and/or insurance provided by one or more of the Investors and certain of their Affiliates (collectively, the “Investor Indemnitors”). The Company hereby agrees (a) that it is the indemnitor of first resort (i.e., its obligations to any such Preferred Director are primary and any obligation of the Investor Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Preferred Director are secondary), (b) that it shall be required to advance the full amount of expenses incurred by such Preferred Director and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement by or on behalf of any such Preferred Director to the extent legally permitted and as required by the Certificate of Incorporation or Bylaws of the Company (or any agreement between the Company and such Preferred Director), without regard to any rights such Preferred Director may have against the Investor Indemnitors, and, (c) that it irrevocably waives, relinquishes and releases the Investor Indemnitors from any and all claims against the Investor Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Investor Indemnitors on behalf of any such Preferred Director with respect to any claim for which such Preferred Director has sought indemnification from the Company shall affect the foregoing and the Investor Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Preferred Director against the Company. The Preferred Directors and the Investor Indemnitors are intended third-party beneficiaries of this Subsection 5.8 and shall have the right, power and authority to enforce the provisions of this Subsection 5.8 as though they were a party to this Agreement.

5.9 Right to Conduct Activities. The Company hereby agrees and acknowledges that each of OrbiMed Israel Partners II, L.P., OrbiMed Private Investments VII, LP, LAV Biosciences Fund V, L.P., SR One, Mabtek Ltd., LYRA CAPITAL MANAGEMENT LIMITED, Ascenta Capital Fund I, L.P., BCLS, TCGX, the T. Rowe Price Investors, VIVO OPPORTUNITY FUND HOLDINGS, L.P., Invus Public Equities, L.P., MW XO HEALTH

INNOVATIONS FUND, LP and Redmile Biopharma Investments III, L.P. (together with each of their respective Affiliates) (each, an “Investment Fund”) is a professional investment organization, and as such reviews the business plans and related proprietary information of many enterprises, some of which may compete directly or indirectly with the Company’s business (as currently conducted or as currently propose to be conducted). Subject to Sections 2.12 and 3.5, nothing in this Agreement shall preclude or in any way restrict the Investment Funds (or their Affiliates) from evaluating or purchasing securities, including publicly traded securities, of a particular enterprise, or investing or participating in any particular enterprise whether or not such enterprise has products or services which compete with those of the Company; and the Company hereby agrees that, to the extent permitted under applicable law, each Investment Fund shall not be liable to the Company for any claim arising out of, or based upon, (i) the investment by such Investment Fund in any entity competitive with the Company, or (ii) actions taken by any partner, officer, employee or other representative of an Investment Fund to assist any such competitive company, whether or not such action was taken as a member of the board of directors of such competitive company or otherwise, and whether or not such action has a detrimental effect on the Company; provided, however, that the foregoing shall not relieve (x) any of the Investors from liability associated with the unauthorized disclosure of the Company’s confidential information obtained pursuant to this Agreement, or (y) any director or officer of the Company from any liability associated with his or her fiduciary duties to the Company.

5.10 Termination of Covenants. The covenants set forth in this Section 5, except for Subsections 5.6 and 5.7, shall terminate and be of no further force or effect (i) immediately before the consummation of the IPO, (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, or (iii) upon a Deemed Liquidation Event (as defined in the Certificate of Incorporation), whichever event occurs first.

5.11 Matters Requiring Board Approval. Without the prior approval by the Board of Directors, the Company shall not:

(a) make, or permit any subsidiary to make, any loan or advance to, or own any stock or other securities of, any subsidiary or other corporation, partnership, or other entity unless it is wholly owned by the Company;

(b) make, or permit any subsidiary to make, any loan or advance to any Person, including, without limitation, any employee or director of the Company or any subsidiary, except advances and similar expenditures in the ordinary course of business or under the terms of an employee stock or option plan approved by the Board of Directors;

(c) guarantee, directly or indirectly, or permit any subsidiary to guarantee, directly or indirectly, any indebtedness except for trade accounts of the Company or any subsidiary arising in the ordinary course of business;

(d) make any investment inconsistent with any investment policy approved by the Board of Directors;

(e) enter into or be a party to any transaction with any director, officer, or employee of the Company or any “associate” (as defined in Rule 12b-2 promulgated under the Exchange Act) of any such Person, including without limitation any “management bonus” or similar plan providing payments to employees in connection with a Deemed Liquidation Event, as such term is defined in the Company’s Certificate of Incorporation, other than employment compensation in the ordinary course of business;

(f) terminate or change the compensation for, including approving any option grants or stock awards, each of Zhen Li and Rui Zhu;

(g) change the principal business of the Company, enter new lines of business, or exit the current line of business;

(h) sell, assign, license, pledge, or encumber material technology or intellectual property, other than licenses granted in the ordinary course of business;

(i) enter into (i) any corporate strategic relationship involving the payment, contribution, or assignment by the Company or to the Company of money or assets greater than $500,000 or (ii) transactions resulting in payments to or by the Company in an aggregate amount of more than $500,000 per year, in each case that is not already included in a budget approved by the Board of Directors; or

(j) incur any aggregate indebtedness in excess of $250,000 that is not already included in a budget approved by the Board of Directors, other than trade credit incurred in the ordinary course of business.

5.12 Insurance. The Company shall maintain from financially sound and reputable insuraers directors and officers liability insurance in an amount and on terms and conditions reasonably satisfactory to the Board of Directors.

6. Miscellaneous.

6.1 Successors and Assigns. The rights under this Agreement may be assigned (but only with all related obligations) by a Holder to a transferee of Registrable Securities that (i) is an Affiliate of a Holder; (ii) is a Holder’s Immediate Family Member or trust for the benefit of an individual Holder or one (1) or more of such Holder’s Immediate Family Members; or (iii) subject to Subsection 2.12(d), after such transfer, holds at least 2,000,000 shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations, and other recapitalizations) or, if less, all of the shares of Registrable Securities held by such Holder prior to such assignment or transfer; provided, however, that (x) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred; and (y) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement, including the provisions of Subsection 2.11. For the purposes of determining the number of shares of Registrable Securities held by a transferee, the holdings of a transferee (1) that is an Affiliate or stockholder, partner or member of a Holder; (2) who is a Holder’s Immediate Family Member; or (3) that is a trust for the benefit of an individual Holder or such Holder’s Immediate Family Member shall be aggregated together and with those of the transferring Holder; provided further that all transferees who would not qualify individually for assignment of rights shall, as a condition to the applicable transfer, establish a single attorney-in-fact for the purpose of exercising any rights, receiving notices, or taking any action under this Agreement. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

6.2 Governing Law. This Agreement shall be governed by the internal law of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

6.3 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6.4 Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

6.5 Notices.

(a) All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or (i) personal delivery to the party to be notified; (ii) when sent, if sent by electronic mail during the recipient’s normal business hours, and if not sent during normal business hours, then on the recipient’s next business day; (iii) (A) five (5) days for domestic delivery and (B) ten (10) days for international delivery after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their addresses as set forth on Schedule A hereto, or to such email address, facsimile number, or address as subsequently modified by written notice given in accordance with this Subsection 6.5. If notice is given to the Company, it shall be sent to 5871 Oberlin Drive, Suite 200, San Diego, California 92121, Attention: Chief Executive Officer; and a copy (which shall not constitute notice) shall also be sent to Sidley Austin LLP, Attention: [***], 1999 Avenue of the Stars, 17th Floor, Los Angeles, California 90067.

(b) Consent to Electronic Notice. Each Investor consents to the delivery of any stockholder notice pursuant to the Delaware General Corporation Law (the “DGCL”), as amended or superseded from time to time, by electronic transmission pursuant to Section 232 of the DGCL (or any successor thereto) at the electronic mail address or the facsimile number set forth below such Investor’s name on Schedule A hereto, as updated from time to time by notice to the Company, or as on the books of the Company. To the extent that any notice given by means of electronic transmission is returned or undeliverable for any reason, the foregoing consent shall be deemed to have been revoked until any such notice has been successfully transmitted. Each Investor agrees to promptly notify the Company of any change in such stockholder’s electronic mail address, and that failure to do so shall not affect the foregoing.

6.6 Amendments and Waivers. Any term of this Agreement may be amended, modified or terminated and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company and the holders of a majority of the Registrable Securities then outstanding; provided that the Company may in its sole discretion waive compliance with Subsection 2.12(c) (and the Company’s failure to object promptly in writing after notification of a proposed assignment allegedly in violation of Subsection 2.12(c) shall be deemed to be a waiver); and provided further that any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party. Notwithstanding the foregoing, (a) this Agreement may not be amended, modified or terminated and the observance of any term hereof may not be waived with respect to any Investor without the written consent of such Investor, unless such amendment, modification, termination, or waiver applies to all Investors in the same fashion (it being agreed that a waiver of the provisions of Section 4 with respect to a particular transaction shall be deemed to apply to all Investors in the same fashion if such waiver does so by its terms, notwithstanding the fact that certain Investors may nonetheless, by agreement with the Company, purchase securities in such transaction), (b) Subsections 3.1 and 3.2, Section 4 and any other section of this Agreement applicable to the Major Investors (including this clause (b) of this Subsection 6.6) may not be amended, modified, terminated or waived without the written consent of the holders of a majority of the Registrable Securities then outstanding and held by the Major Investors, provided that in the event any Major Investor (including their respective Affiliates) purchases any New Securities in any issuance of New Securities by the Company following an amendment, modification or waiver of Section 4 in which such Major Investor’s consent to such amendment, modification or waiver was required in order to make it effective (a “Participating Investor”), then each Major Investor that did not consent to such amendment, modification or waiver (each, a “Non-Waiving Major Investor”) shall be given the opportunity to purchase the same percentage (up to 100%) of such Non-Waiving Major Investor’s pro rata share (as calculated in accordance with Section 4) of the New Securities being offered by the Company in the relevant transaction as is being purchased by the Participating Investor purchasing the highest percentage of such Participating Investor’s pro rata share (as calculated in accordance with Section 4) in the relevant transaction; provided further that each Non-Waiving Major Investor’s pro rata participation amount shall in no event exceed the amount such Non-Waiving Major Investor would have been entitled to purchase pursuant to Section 4 had such amendment, modification or waiver not have been obtained, (c) Subsection 3.3 and this clause (c) of this Subsection 6.6 may not be amended, modified, terminated or waived without the written consent of SR One if such amendment, modification, termination or waiver would adversely affect SR One’s rights under such Subsection; (d) Subsection 5.9 and this clause (d) of this Subsection 6.6 may not be amended, modified, terminated or waived without the written consent of the relevant Investment Fund if such amendment, modification, termination or waiver would adversely affect such Investment Fund’s rights under such Subsection (it being agreed that an amendment to Subsection 5.9 to confer Investment Fund status on additional or fewer Investors does not adversely affect such Investment Fund’s rights under such Subsection 5.9 as long as such Investment Fund retains Investment Fund status); (e) the provisos of Subsection 6.6(b) and this clause (e) of this Subsection 6.6 may not be amended, modified, terminated or waived without the written consent of Ascenta Capital Fund I, L.P.; (f) Subsection 1.2, Subsection 1.6 (solely with respect to BCLS and/or its Affiliates where applicable), Subsection 5.9 (solely with respect to BCLS and/or its Affiliates where applicable), the provisions of Susbsection 6.6(b) (solely with respect to BCLS and/or its Affiliates where applicable), and this clause (f) of this Subsection 6.6 may not be amended, modified, terminated or waived without the written consent of BCLS; (g) Subsection 1.6 (solely with respect to TCGX and/or its Affiliates where applicable), Subsection 1.35, Subsection 5.9 (solely with respect to TCGX and/or its Affiliates where applicable), the provisions of Susbsection 6.6(b) (solely with respect to TCGX and/or its Affiliates where applicable), and this clause (g) of this Subsection 6.6 may not be amended, modified, terminated or waived without the written consent of TCGX; and (h) Subsection 1.6 (solely with respect to the T. Rowe Price Investors and/or their Affiliates where applicable), Subsection 1.36, Subsection 1.37, Subsection 5.9 (solely with respect to the T. Rowe Price Investors and/or their Affiliates where applicable) and this clause (h) of this Subsection 6.6 may not be amended, modified, terminated or waived without the written consent of the T. Rowe Price Investors. Notwithstanding the foregoing, Schedule A hereto may be amended by the Company from time to time to add transferees of any Registrable Securities in compliance with the terms of this Agreement without the consent of the other parties; and Schedule A hereto may also be amended by the Company after the date of this Agreement without the consent of the other parties to add information regarding any additional Investor who becomes a party to this Agreement in accordance with Subsection 6.9. The Company shall give prompt notice of any amendment, modification or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, modification, termination, or waiver. Any amendment, modification, termination, or waiver effected in accordance with this Subsection 6.6 shall be binding on all parties hereto, regardless of whether any such party has consented thereto. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

6.7 Severability. In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

6.8 Aggregation of Stock. All shares of Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.

6.9 Additional Investors. Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of Preferred Stock after the date hereof, any purchaser of such shares of Preferred Stock may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement, and thereafter shall be deemed an “Investor” for all purposes hereunder. No action or consent by the Investors shall be required for such joinder to this Agreement by such additional Investor, so long as such additional Investor has agreed in writing to be bound by all of the obligations as an “Investor” hereunder.

6.10 Entire Agreement. This Agreement (including any Schedules and Exhibits hereto) together with the Transaction Agreements (as defined in the Purchase Agreement) constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

6.11 Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of California and to the jurisdiction of the United States District Court for the Southern District of California for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of California or the United States District Court for the Southern District of California, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS (AS DEFINED IN THE PURCHASE AGREEMENT), THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

6.12 Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or nondefaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

6.13 Effect on Prior Agreement. Upon the effectiveness of this Agreement, the Prior Agreement shall be deemed amended and restated and superseded and replaced in its entirety by this Agreement, and shall be of no further force or effect.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Investors’ Rights Agreement as of the date first written above.

COMPANY:

ADARX PHARMACEUTICALS, INC.

By:	/s/ Zhen Li, Ph.D.
Name:	Zhen Li, Ph.D.
Title:	President and Chief Executive Officer

SIGNATURE PAGE TO THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

BCLS FUND III INVESTMENTS, LP

By:	BCLS Fund III Investments GP, LLC, its general partner

By:	Bain Capital Life Sciences Fund III, L.P., its member

By:	Bain Capital Life Sciences III General Partner, LLC, its general partner

By:	Bain Capital Life Sciences Investors, LLC, its manager

By:	/s/ Ricky Sun
Name:	Ricky Sun
Title:	Partner

SIGNATURE PAGE TO THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

TCG CROSSOVER FUND I, L.P.

By:	TCG Crossover GP I, LLC

Its:	General Partner

By:	/s/ Chen Yu
Name:	Chen Yu
Title:	Managing Member

SIGNATURE PAGE TO THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

SR ONE CAPITAL FUND I AGGREGATOR, LP
By: SR One Capital Partners I, LP
Its General Partner

By: SR One Capital Management, LLC Its General Partner

By:	/s/ Simeon J. George
Name:	Simeon J. George
Title:	Member

SR ONE CAPITAL OPPORTUNITIES FUND I, LP
By: SR One Capital Opportunities Partners I, LP Its General Partner

By: SR One Capital Management, LLC Its General Partner

By:	/s/ Simeon J. George
Name:	Simeon J. George
Title:	Member

SIGNATURE PAGE TO THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

SR ONE CO-INVEST III, LLC By: SR One Co-Invest III Manager, LLC Its Managing Member

By: SR One Capital Management, LLC Its Managing Member

By:	/s/ Simeon J. George
Name:	Simeon J. George
Title:	Managing Member

SIGNATURE PAGE TO THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

BLACKROCK HEALTH SCIENCES OPPORTUNITIES PORTFOLIO, A SERIES OF BLACKROCK FUNDS
By:	BlackRock Advisors, LLC, its Investment Adviser

By:	/s/ Hongying Erin Xie
Name:	Hongying Erin Xie
Title:	Managing Director

BLACKROCK HEALTH SCIENCES TRUST
By: BlackRock Advisors, LLC, its Investment Adviser

By:	/s/ Hongying Erin Xie
Name:	Hongying Erin Xie
Title:	Managing Director

BLACKROCK HEALTH SCIENCES TERM TRUST

By:	BlackRock Advisors, LLC, its Investment Adviser

By:	/s/ Hongying Erin Xie
Name:	Hongying Erin Xie
Title:	Managing Director

SIGNATURE PAGE TO THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

T. ROWE PRICE NEW HORIZONS FUND, INC.
T. ROWE PRICE NEW HORIZONS TRUST T. ROWE PRICE U.S. EQUITIES TRUST

Each account, severally and not jointly

By: T. Rowe Price Associates, Inc., Investment Adviser or Subadviser, as applicable

By:	/s/ Nick Garifo
Name:	Nick Garifo
Title:	Vice President

SIGNATURE PAGE TO THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

VENROCK HEALTHCARE CAPITAL PARTNERS EG, L.P.
By: VHCP Management EG, LLC, its general partner

By:	/s/ Sherman Souther
Name:	Sherman Souther
Title:	Authorized Signatory

VENROCK HEALTHCARE CAPITAL PARTNERS III, L.P.
By: VHCP Management III, LLC, its general partner
By: VR Adviser, LLC, its manager

By:	/s/ Sherman Souther
Name:	Sherman Souther
Title:	Authorized Signatory

VHCP CO-INVESTMENT HOLDINGS III, LLC
By: VHCP Management III, LLC, its manager
By: VR Adviser, LLC, its manager

By:	/s/ Sherman Souther
Name:	Sherman Souther
Title:	Authorized Signatory

SIGNATURE PAGE TO THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

INVUS PUBLIC EQUITIES, L.P.

By:	/s/ Raymond Debbane
Name:	Raymond Debbane
Title:	President of its General Partner

SIGNATURE PAGE TO THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR: LAV BIOSCIENCES FUND V, L.P.
By: LAV GP V, L.P., its General Partner
By: LAV Corporate V GP, Ltd., its General Partner

By:	/s/ Yu Luo
Name:	Yu Luo
Title:	Authorized Signatory

LAV FUND VI, L.P.
By: LAV GP VI, L.P., its General Partner
By: LAV Corporate VI GP, Ltd., its: General Partner

By:	/s/ Yu Luo
Name:	Yu Luo
Title:	Authorized Signatory

LAV FUND VI OPPORTUNITIES, L.P.
By: LAV GP VI Opportunities, L.P., its General Partner
By: LAV Corporate VI GP Opportunities, Ltd., its General Partner

By:	/s/ Yu Luo
Name:	Yu Luo
Title:	Authorized Signatory

SIGNATURE PAGE TO THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Investor Rights Agreement as of the date first written above.

INVESTOR:

ASCENTA CAPITAL FUND I, L.P.

By: Ascenta Capital Fund I GP, L.L.C.,
its general partner

By:	/s/ Lorence Kim
Name:	Lorence Kim
Title:	Managing Member

SIGNATURE PAGE TO THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

REDMILE BIOPHARMA INVESTMENTS III, L.P.

By:	Redmile Biopharma Investments III (GP), LLC, its general partner

By:	/s/ Joshua Garcia
Name:	Joshua Garcia
Title:	Authorized Signatory

SIGNATURE PAGE TO THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

ORBIMED ISRAEL PARTNERS II, L.P.
By: OrbiMed Israel GP II, L.P.
Its: General Partner

By: OrbiMed Advisors Israel II Limited
Its: General Partner

By:	/s/ Erez Chimovits
Name:	Erez Chimovits
Title:	Director

SIGNATURE PAGE TO THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

ORBIMED PRIVATE INVESTMENTS VII, LP
By: OrbiMed Capital GP VII LLC
Its: General Partner

By: OrbiMed Advisors LLC
Its: Managing Member

By:	/s/ Carl Gordon
Name:	Carl Gordon
Title:	Member

SIGNATURE PAGE TO THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

CORMORANT PRIVATE HEALTHCARE FUND III, L.P.

By:	Cormorant Private Healthcare GP III, LLC

By:	Bihua Chen, its Managing Member

By:	/s/ Bihua Chen
Name:	Bihua Chen
Title:	Authorized Signatory

CORMORANT PRIVATE HEALTHCARE FUND V, L.P.

By:	Cormorant Private Healthcare GP V, LLC

By:	Bihua Chen, its Managing Member

By:	/s/ Bihua Chen
Name:	Bihua Chen
Title:	Authorized Signatory

CORMORANT GLOBAL HEALTHCARE MASTER FUND, L.P.

By:	Cormorant Global Healthcare GP, LLC
By:	Bihua Chen, its Managing Member

By:	/s/ Bihua Chen
Name:	Bihua Chen
Title:	Authorized Signatory

SIGNATURE PAGE TO THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

MW XO HEALTH INNOVATIONS FUND, LP

By: Marshall Wace North America, LP, its Investment Manager

By: Marshall Wace LLC, its General Partner of the Investment Manager

By:	/s/ Courtney Lewis
Name:	Courtney Lewis
Title:	Authorized Signatory

By:	/s/ Jonathan May
Name:	Jonathan May
Title:	Authorized Signatory

SIGNATURE PAGE TO THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

HBM HEALTHCARE INVESTMENTS (CAYMAN) LTD.

By:	/s/ Jean-Marc LeSieur
Name:	Jean-Marc LeSieur
Title:	Managing Director

SIGNATURE PAGE TO THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

COMMODORE CAPITAL MASTER LP

By:	/s/ R. Egen Atkinson, MD
Name:	R. Egen Atkinson, MD
Title:	Authorized Signatory

SIGNATURE PAGE TO THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

VIVO OPPORTUNITY FUND HOLDINGS, L.P.

By:	Vivo Opportunity, LLC, its general partner

By:	/s/ Hongbo Lu
Name:	Hongbo Lu
Title:	Managing Member

SIGNATURE PAGE TO THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

MABTEK LTD.

By:	/s/ Yuan Sun
Name:	Yuan Sun
Title:	Director

SIGNATURE PAGE TO THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

LYRA CAPITAL MANAGEMENT LIMITED

By:	/s/ Jianfei Wang
Name:	Jianfei Wang
Title:	Authorized Signatory

SIGNATURE PAGE TO THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

SCHEDULE A

INVESTORS